Exhibit 99.1

MRV Announces Closing of Sale of CES Creative Electronic Systems SA

CHATSWORTH, Calif., March 29, 2012 — MRV Communications, Inc. (OTCQB: MRVC) (“MRV” or the “Company”), a leading provider of optical communications network infrastructure equipment and integration and managed services, today announced that effective today it has closed the previously announced sale of CES Creative Electronic Systems SA (“CES”) through a definitive agreement with a consortium of European private equity firms led by Vinci Capital SA. Headwaters MB was the exclusive financial advisor to MRV for the transaction. The purchase price payable on closing was $28.4 million with $2.8 million of the proceeds going into an indemnification escrow account to be released in one year.

Barry Gorsun, Chief Executive Officer of MRV Communications noted, “This sale will allow us to focus on our core business units including OCS, Tecnonet, Alcadon, and Interdata, and we are steadfast in our efforts to drive shareholder value and enhance productivity.”

MRV remains a leading provider of network infrastructure equipment and network management products, as well as network integration and managed services. These products include MRV’s renowned Fiber Driver™ optical multi-service platform, the LambdaDriver™ WDM system, the Media Cross Connect™ physical layered switches and the OptiSwitch® platform. MRV also offers services for high speed carrier and enterprise networks.

Gorsun concluded, “We expect cash proceeds of approximately $24.5 million upon closing net of the escrowed funds and other closing costs. Proceeds from this sale increase the cash available for return to our stockholders and we will continue to pursue opportunities that benefit both MRV and our stockholders.”

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contacts

Investor Relations:

MRV Communications, Inc.

(818) 886-MRVC (6782)

ir@mrv.com

or

CJP Communications for MRV

Thomas J. Rozycki, Jr.

(212) 279-3115 x208

trozycki@cjpcom.com

Media Relations:

MRV Communications, Inc.

pr@mrv.com